UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

June 1, 2010
Date of Report (Date of earliest event reported)

LocatePLUS Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-49957	04-3332304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cummings Center
Suite 235M
Beverly, MA		01915
(Address of principal executive offices)		(Zip Code)

(978) 921-2727
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of the Company on May 28, 2010 accepted with regret the voluntary resignation of Derrick Spatorico as a Director and as Acting President, Chief Executive Officer, and Treasurer.  Having achieved certain goals, Mr. Spatorico needed to complete his short-term service to the company as he continues to carry a demanding schedule in the practice of law.   The Board is engaged in a search for a replacement.

The board also accepted with regret the voluntary resignation of Bart Valdez. Mr. Valdez resigned due to employment-related requirements. The vacancy created by his resignation has not yet been filled.

Further details are included in the press release attached as an Exhibit to this Form 8-K.

Item 8.01 Other Events

Cancellation of Warrants

Effective May 6, 2010 the Company agreed to the cancellation of a series of 5-year warrants held by YA Global Investments, L.P to purchase a total of 9,836,701 shares of the Company’s Common Stock. The cancellation was in exchange for 300,000 shares of  Common Stock.

Release of Escrow Shares

Pursuant to a Settlement Agreement executed May 27, 2009 between the Company and James C. Fields, effective May 15, 2010  a total of 19,866,861 previously issued shares of the Company’s Common Stock were released from escrow. These shares are being allocated to investors and others in exchange for services.

Item 9.01 Financial Statements, Pro Forma Financial Information, and Exhibits

(c) Exhibits:

Exhibit Number                                                             Description

1.        Press Release announcing cancellation, release and resignations.

LOCATEPLUS HOLDINGS CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LocatePLUS Holdings Corporation

By: /s/ Nicholas Bouchard
Vice President, Finance and Operations

Date: June 1, 2010